EX-99.B8BI
                                   Exhibit 24(b)(8)(b)(I)

                              As of June 26, 1997



VIA UPS OVERNIGHT
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The Chase Manhattan Bank
4 Chase MetroTech Center
Brooklyn, New York  11245

Attention:  Global Custody Division

Re: Global Custody Agreement, Effective May 1, 1996
between The Chase Manhattan Bank and those registered
investment companies (and on behalf of certain series
thereof), listed on Schedule A attached thereto ("Agreement")
                                                -------------
Ladies and Gentlemen:

Pursuant to the provisions of Section 1 of the Agreement, the undersigned, on behalf of Voyageur Mutual Funds III, Inc. for the benefit of the Tax-Efficient Equity Fund series ("Series") hereby appoints The Chase Manhattan Bank to provide custodial services for the Series under and in accordance with the terms of the Agreement and accordingly, requests that the Series be added to Schedule A to the Agreement effective June 26, 1997. Kindly acknowledge your agreement to provide such services and to add the Series to Schedule A by signing in the space provided below.

                              VOYAGEUR MUTUAL FUNDS III, INC.
                              on behalf of Tax-Efficient Equity
                              Fund series



                              By: /s/David K. Downes
                                 -----------------------------
                                     David K. Downes
                              Its: Executive Vice President
                                   Chief Operating Officer
                                   Chief Financial Officer
AGREED:

THE CHASE MANHATTAN BANK

     /s/Rosemary M. Stidmon
By:
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     Rosemary M. Stidmon, Vice President
Its:
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